UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 22, 2005
Gray Television, Inc.
(Exact name of registrant as specified in its charter)

Georgia	1-13796	58-0285030

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4370 Peachtree Road NE, Atlanta, Georgia		30319

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (404) 504-9828
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 22, 2005, Gray Television Inc. (“Gray”) amended its existing senior credit facility. The amended agreement has a maximum term of six years (or seven years, with respect to the term loan B facility) and the total amount available under the agreement is $600 million, consisting of a $100 million revolving facility, a $150 million term loan A facility and a $350 million term loan B facility. In addition, an incremental loan facility is also made available under the senior credit facility in the maximum amount of $400 million. Gray may use the proceeds from the credit facilities to finance the acquisition of the broadcast television station known as WSAZ-TV, to refinance the indebtedness under the previous senior credit facility, and for certain permitted working capital needs, investments and acquisitions permitted under the facility. The amended agreement contains affirmative and negative covenants that Gray must comply with, including (a) limitations on additional indebtedness, (b) limitations on liens, (c) limitations on the sale of assets, (d) limitations on guarantees, (e) limitations on investments and acquisitions, (f) limitations on the payment of dividends, (g) limitations on mergers, as well as other customary covenants. Also, Gray must not let its leverage ratio and senior leverage ratio exceed certain maximum limits and Gray can not let its interest coverage ratio or fixed charge ratio fall below certain minimum limits.
Simultaneous with amending its senior credit facility, Gray borrowed $380 million under the senior credit facility to retire all previous outstanding obligations under its senior credit facility. The previous senior credit facility originally provided for borrowing of up to $400 million, and consisted of a $100 million revolving facility, $100 million term loan A facility and a $200 million term loan B facility. Wachovia Bank, National Association served as administrative agent and as a lender, Wachovia Capital Markets, LLC served as sole lead arranger and sole bookrunner, Bank of America, N.A. served as syndication agent and as a lender, Deutsche Bank Trust Company Americas, Allied Irish Banks PLC, Keybank National Association and Goldman Sachs Credit Partners L.P. each served as documentation agents and as a lender.
The foregoing description of the senior credit facility is a general description only and is qualified in its entirety by reference to the senior credit facility, copies of which are attached hereto as Exhibit 10.1.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above in Item 1.01 regarding Gray’s senior credit facility is incorporated into Item 2.03 by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gray Television, Inc.

November 29, 2005	By:	James C. Ryan

Name: James C. Ryan
Title: Chief Financial Officer and Senior Vice President

Exhibit Index

Exhibit No.	Description
10.1	Sixth Amended and Restated Loan Agreement dated as of November 22, 2005 by and among Gray Television, Inc., as Borrower, the lenders referred to herein, as Lenders and Wachovia Bank, National Association as Administrative Agent for the Lenders with Wachovia Capital Markets, LLC, as Sole Lead Arranger and Sole Book Manager and Bank of America, N.A. as Syndication Agent and Deutsche Bank Trust Company Americas, Allied Irish Banks, PLC, KeyBank National Association, and Goldman Sachs Credit Partners L.P., each as Documentation Agent